Exhibit 4.29

SIXTH AMENDMENT TO THE

DYNEGY MIDWEST GENERATION INC. 401(k) SAVINGS PLAN

WHEREAS, Dynegy Inc. (the “Company”) has established and maintains the Dynegy Midwest Generation, Inc, 401(k) Savings Plan (the “Plan”) for the benefit of eligible employees of certain participating companies, and

WHEREAS, the Company desires to amend the Plan,

NOW, THEREFORE, BE IT RESOLVED that the Plan shall be, and hereby is amended as follows, effective as of January 1, 2006:

1. Section 1.1 of the Plan is hereby amended by inserting a new subsection (13) to read as follows and renumbering the current subsection (13) and subsequent subsections accordingly:

“(13) Company Stock Fund: An Investment Fund established to invest in Company Stock and such reserves of cash or cash equivalents as are necessary to meet the liquidity needs of the fund.”

2. Section 1.1(25) of the Plan is hereby amended in its entirety to read as follows:

“(25) Employer Contribution Account: An individual account for each Participant, which is comprised of the following subaccounts:

(A) ESOP Subaccount: The portion of a Participant’s Employer Contribution Account that, except to the extent provided otherwise in accordance with an election by a Participant pursuant to Section 6.8(b), is credited with (i) the balance of the Participant’s “Company Incentive Contribution Account” (as defined in the Plan prior to the January 1, 2002 restatement thereof) under the Plan immediately prior to the Effective Date, (ii) the balance of the Participant’s “Matching Contribution Account” (as defined in the Plan prior to the January 1, 2002 restatement thereof) under the Plan attributable to contributions made on or after January 1, 1991, and prior to May 1, 2001, that was invested in the “Company Contributions Common Stock Fund” (as defined in the Plan prior to the January 1, 2002 restatement thereof) immediately prior to the Effective Date, and (iii) Employer Contributions made by the Employer pursuant to Sections 3.3 and

3.4. The ESOP Subaccount shall be adjusted to the extent provided in Section 6.8(c). The ESOP Subaccount shall also be adjusted to reflect such subaccount’s change in value as provided in Section 4.3. The ESOP Subaccount shall be invested in Company Stock in accordance with Article VI; and

(B) Non-ESOP Subaccount: The portion of a Participant’s Employer Contribution Account that is credited with the sum of (i) the balance of the Participant’s “Matching Contribution Account” (as defined in the Plan prior to January 1, 2002 restatement thereof) under the Plan immediately prior to the Effective Date that was not credited to the Participant’s ESOP Subaccount and (ii) Employer Safe Harbor Contributions, if any, made on such Participant’s behalf pursuant to Section 3.5 to satisfy the restrictions set forth in Section 3.6, The Non-ESOP Subaccount shall be adjusted to the extent provided in Section 6.8(b) and (c). The Non-ESOP Subaccount shall also be adjusted to reflect such subaccount’s change in value as provided in Section 4.3.”

3. Section 1.1(35) of the Plan is hereby amended in its entirety to read as follows:

“(35) Incentive Contribution Subaccount: The subaccount of a Participant’s Employer Contribution Account that is comprised of the balance referred to in clause (i) of Section 1.1(25)(A).”

4. Section 1.1 of the Plan is hereby amended by inserting a new subsection (36) to read as follows and renumbering the current subsection (36) and subsequent subsections accordingly:

“(36) Independent Fiduciary: The person or entity acting with respect to the Company Stock Fund, as provided in Section 14.5.”

5. Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

“5.2 Investment of Certain Employer Contributions. Subject to the Independent Fiduciary’s authority, pursuant to Section 14.5, to terminate the availability of the Company Stock Fund as an investment option under the Plan, Employer Matching Contributions and Employer Discretionary Contributions, any earnings thereon, shall be initially invested in the Company Stock Fund, In the event the Independent Fiduciary terminates the availability of the Company Stock Fund as an investment option under the Plan, the Independent Fiduciary shall designate an alternative investment fund to receive Employer Matching Contributions and Employer Discretionary Contributions pending further investment directions from the Participants and beneficiaries.”

6. Subsection 5.3(a) of the Plan is hereby amended in its entirety to read as follows:

“(a) Except as provided in Section 5.2, each Participant shall designate, in accordance with the procedures established from time to time by the

Committee, the manner in which the amounts allocated to each of his Accounts shall be invested from among the Investment Funds made available from time to time by the Committee, except that, subject to Section 14.5, there shall be a Company Stock Fund and the Committee may not eliminate such fund. With respect to the portion of a Participant’s Accounts that is subject to investment discretion, such Participant may designate one of such Investment Funds for all the amounts allocated to such portion of his Accounts (except to the extent otherwise provided by the Committee pursuant to Section 5.4 with respect to the VBO) or he may split the investment of the amounts allocated to such portion of his Accounts between such Investment Funds in such increments as the Committee may prescribe. Except as otherwise provided in Section 14.5, if a Participant fails to make a designation, then such portions of his Accounts shall be invested in the Investment Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.”

7. Section 5.7 of the Plan is hereby deleted in its entirety.

8. Section 6.8(a) of the Plan is hereby amended in its entirety to read as follows:

“(a) Participants’ ESOP Subaccounts shall be invested primarily in shares of Company Stock through the Company Stock Fund. For purposes of operational compliance with the requirement that Participants’ ESOP Subaccounts shall be invested ‘primarily’ in shares of Company Stock, such ESOP Subaccounts, in the aggregate, will be deemed to be invested ‘primarily’ in Company Stock if 80% or more of the aggregate assets of such ESOP Subaccounts are invested in Company Stock. Notwithstanding the foregoing, the portions of Participants’ ESOP Subaccounts consisting of shares of Company Stock that was purchased with the proceeds of any “employer reversion” as such term is defined in Section 4980(c)(2) of the Code (or a predecessor thereto) transferred to the Plan (“Employer Reversion”) shall at all times prior to distribution in accordance with the provisions of the Plan be invested 100% in shares of Company Stock.”

9. Section 6.12 of the Plan is amended in its entirety to read as follows:

“6.12 Investment of Trust Fund in Company Stock. The Trustee shall purchase and maintain in the Trust Fund sufficient shares of Company Stock to make distributions of such Company Stock to Participants and their beneficiaries in accordance with the provisions of the Plan, and is authorized to invest up to 100% of the Trust Fund in Company Stock. The Independent Fiduciary shall determine the extent to which the Trust Fund shall be invested in Company Stock and shall determine the price at which Company Stock will be purchased or sold. The Trustee shall act on the Independent Fiduciary’s or Participant’s directions, as applicable, with respect to the purchase and sale of Company Stock and shall have no liability for acting or refraining from acting with respect to the shares of the Company Stock held hereunder from time to time. Amounts that would otherwise be invested in Company Stock shall be invested in an interest-bearing account, or the Trustee may hold such amounts uninvested for a reasonable period pending appropriate investment.”

10. Paragraph (k) of Section 12.6 is hereby deleted in its entirety and the lettering of the subsequent Paragraphs revised accordingly.

11. The reference to “Section 14.5” in Section 12.6, Paragraph (k) (formerly Paragraph (1)) is hereby changed to “Section 14.4”.

12. Section 14.3 of the Plan is hereby deleted in its entirety and the following Sections renumbered accordingly.

13. The Plan is hereby amended by adding a new Section 14.5 to the end of Article XIV to read as follows:

“14.5 Independent Fiduciary. The Committee may, at its sole discretion, appoint an Independent Fiduciary, who must be an investment manager as defined in Section 14.4(a), with the sole and exclusive authority and responsibility on behalf of the Plan to exercise all authority to:

(a) determine whether acquiring or holding Company Stock in the Plan is no longer consistent with the Act, if so, to determine whether to:

(1) prohibit or limit (for example, as a percentage of a Participant’s Account) further purchases or holdings of Company Stock or increasing the Company Stock Fund’s holding of cash or cash equivalent investments, and in the event of such prohibition or limitation, to designate, as necessary, an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Participants and beneficiaries;

(2) liquidate some or all of the Plan’s holdings in the Company Stock Fund and determine how such liquidation should be accomplished and in the event of such liquidation, to designate, as necessary, an alternative investment fund for the investment of the proceeds or contributions pending further. investment directions from the Participants and beneficiaries; or

(3) terminate the availability of the Company Stock Fund as an investment option under the Plan on such terms and conditions as the Independent Fiduciary shall deem prudent and in the interests of the Plan, Participants and beneficiaries (and notwithstanding any Participant or beneficiary investment directions to the contrary), including the determination of the manner and timing of termination of the Company Stock Fund and orderly liquidation of its assets and designation of an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Participants and beneficiaries.

(b) Direct the Trustee to execute and deliver to the Independent Fiduciary such forms and other documents as the Independent Fiduciary may determine are advisable to be filed with the Securities and Exchange Commission or other governmental agency.

(c) Serve as the fiduciary responsible for ensuring the confidentiality of the proxy voting process.

(d) Subject to the Committee’s right to reasonable notice and opportunity to review and comment on any proposed communication to Participants, which comments shall be reflected in such communication except to the extent the Independent Fiduciary reasonably determines such comments to be inconsistent with their duties as detailed herein, direct the Plan’s record keeper to make such communications to Participants and beneficiaries as the Independent Fiduciary reasonably determines to be necessary in connection with the exercise of its responsibilities with respect to the Plan.

Upon such appointment, the Committee shall not be liable for the acts of the Independent Fiduciary. An Independent Fiduciary may be removed by the Committee at any time and within its sole discretion.”

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to the Plan to be executed this 7th day of June, 2006, effective as hereinbefore provided.

DYNEGY INC.

By:	/s/ Julius Cox
Title:	Vice President, HR

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